Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Cardiome Pharma Corp.

We consent to the inclusion in this annual report on Form 40-F of:

•
our auditors’ report dated March 6, 2009 on the consolidated balance sheets of Cardiome Pharma Corp. (the “Company") as at December 31, 2008 and 2007, and the consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended.

•	our auditors’ report on reconciliation to United States GAAP dated March 6, 2009

•	our Report of Independent Registered Public Accounting Firm dated March 6, 2009 on the Company’s internal control over financial reporting as of December 31, 2008.

each of which is contained in this annual report on Form 40-F of the Company for the year ended December 31, 2008.

SIGNED: KPMG LLP

Chartered Accountants
Vancouver, Canada
March 30, 2009